 EXHIBIT 10.3

Execution Version

The Street

June 10, 2019

Margaret de Luna

Delivered Via E-Mail: margaret.deluna@thestreet.com

Dear Margaret,

RE: Employment Side Letter

As you are aware, TheStreet, Inc. (the “Company”) intends to enter into a sale transaction (the “Transaction”) following which the Company will become a wholly owned subsidiary of TheMaven, Inc. (“Parent”). The purpose of this letter agreement (the “Agreement”) is to memorialize the understanding between you and the Company regarding modifications to your existing employment rights and obligations effective as of, and contingent upon, the closing of the Transaction (the “Closing”). If the Closing is not consummated, this Agreement will be null and void.

This Agreement represents a supplement to the following arrangements currently in place between you and the Company: (i) the letter agreement you entered into with the Company on December 5, 2018 (the “Promotion Letter”), (ii) the Transaction Severance Agreement between you and the Company dated May 18, 2018 (the “Transaction Severance Agreement”) and (iii) the cash award letter dated February 14, 2019 (the “Cash Award Letter” and collectively with the Promotion Letter and the Transaction Severance Agreement, the “Existing Agreements”). Except as specifically modified herein, the Existing Agreements, as may have been modified through the date hereof, shall continue to govern your rights and obligations with respect to your continued employment following the Closing.

1.                                        Commitment to Continued Employment. In exchange for the enhancements to your compensation as set forth in the Agreement, you agree that you will not resign, with or without Good Reason (as defined in your Transaction Severance Agreement), during the three (3) month period immediately following the Closing (the “Commitment Period”). During the Commitment Period, you will continue to receive your base salary and be eligible for all other employee benefit programs of the Company.

2.                                      Acceleration of Severance. Pursuant to this Agreement, the Company will accelerate and payout your existing cash severance benefit of $450,000 as describe in Section 1 of the Transaction Severance Agreement (the “Cash Severance Benefit”). The Cash Severance Benefit will be paid to you effective as of, and contingent upon, the Closing and, thereafter, you shall not have any additional rights to any additional cash severance under the Transaction Severance Agreement or any other written agreement between you and the Company.

3.                                      COBRA Benefits. Following your termination of employment for any reason following the B2B Closing Date, you will be entitled to the Company-paid continuation coverage benefits described in Section 1(a)(2) of the Transaction Severance Agreement (the “COBRA Benefits”) following your termination of employment.

4.                                      Pro-Rata Annual Bonus. If you continue as an employee of the Company through the end of the Commitment Period, or you are terminated without Cause (as defined in the Transaction Severance Agreement) prior to the end of the Commitment Period, you will receive an additional pro-rata annual bonus for the entire Commitment Period equal to $45,000 (the “Pro-Rata Bonus Amount”) If, by agreement, the Commitment Period is extended, the Pro-Rata Bonus Amount will instead be calculated as an amount equal to (x) $180,000 multiplied by (y) the number of days worked by you from the Closing to the date of your termination of employment, inclusive, divided by 365 days.

5.                                      Status. Following the Closing, you may not be designated as an executive officer of the Company or the Parent without your express written consent. Additionally, neither the Company nor the Parent will use your name or likeness, including, without limitation, posting your name on the website or issuing a press release including your name, without your prior written consent.

6.                                      At Will Status. Your employment remains at-will, meaning that you and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

7.                                      Section 409A; Bonus Program. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.

8.                                      Prior Agreements; Amendment. This agreement contains all of the understandings and representations between the Company and you relating to the modification of your Existing Agreements and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any other modifications to your Existing Agreements. This Agreement may not be amended or modified unless in writing signed by both the Company and you.

9.                                      Governing Law. This Agreement and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of New York.

[Signature Page Follows]

We appreciate your hard work and continued efforts on behalf of the Company. Please contact me if you have any questions about this Agreement.

THESTREET, INC.	MARGARET DE LUNA

By: /s/ Larry Kramer	_______________________________

Printed Name: Larry Kramer	Date: ___________________________

Title: Chairman of the Board of Directors

Date: 6/10/2019

We appreciate your hard work and continued efforts on behalf of the Company. Please contact me if you have any questions about this Agreement.

THESTREET, INC.	MARGARET DE LUNA

By:	/s/ Margaret de Luna

Printed Name: Larry Kramer	Date: 6/10/19

Title: Chairman of the Board of Directors

Date: